Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 16, 2019, is by and among CREE, INC., a North Carolina corporation (the “Borrower”), the Lenders (as defined below) party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, certain Material Domestic Subsidiaries of the Borrower as may be from time to time party thereto (the “Guarantors”), certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of January 9, 2015, as amended by the First Amendment to Credit Agreement, dated September 10, 2015, the Consent, dated July 13, 2016, the Second Amendment to Credit Agreement dated as of November 13, 2017, the Third Amendment to Credit Agreement dated as of August 21, 2018, and the Consent, dated March 14, 2019 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate and/or Daily LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurocurrency Rate and/or Daily LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate and/or Daily LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate and/or Daily LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurocurrency Rate and/or Daily LIBOR Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Eurocurrency Rate and/or Daily LIBOR Rate permanently or indefinitely ceases to provide the Eurocurrency Rate and/or Daily LIBOR Rate; and

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurocurrency Rate and/or Daily LIBOR Rate:
(a)a public statement or publication of information by or on behalf of the administrator of the Eurocurrency Rate and/or Daily LIBOR Rate announcing that such administrator has ceased or will cease to provide the Eurocurrency Rate and/or Daily LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate and/or Daily LIBOR Rate;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of the Eurocurrency Rate and/or Daily LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurocurrency Rate and/or Daily LIBOR Rate, a resolution authority with jurisdiction over the administrator for the Eurocurrency Rate and/or Daily LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurocurrency Rate and/or Daily LIBOR Rate, which states that the administrator of the Eurocurrency Rate and/or Daily LIBOR Rate has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurocurrency Rate and/or Daily LIBOR Rate; or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of the Eurocurrency Rate and/or Daily LIBOR Rate announcing that the Eurocurrency Rate and/or Daily LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate and/or Daily LIBOR Rate and solely to the extent that the Eurocurrency Rate and/or Daily LIBOR Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate and/or Daily LIBOR Rate for all purposes hereunder in accordance with Section 3.7(b) and (b) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate and/or Daily LIBOR Rate for all purposes hereunder pursuant to Section 3.7(b).

“Consolidated Total Net Debt” means, as of any date, (a) all Consolidated Total Debt minus (b) the sum of the following assets of the Credit Parties, up to an aggregate amount not to exceed $500,000,000, to the extent such assets are Unencumbered Assets held in the United States: (i) cash, (ii) Cash Equivalents and (iii) Marketable Securities.

“Consolidated Total Net Leverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of Consolidated Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Early Opt-in Election” means the occurrence of:

(a)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.7(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate and/or Daily LIBOR Rate, and

(b)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the

Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

1.2    Amendment to Definition of Daily LIBOR Rate. The definition of Daily LIBOR Rate set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Daily LIBOR Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.7(b), for each day with respect to any Swingline Loan issued pursuant to Section 2.2(a)(ii), the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day and having an advance date of such day and an interest period of one month; provided, however, if more than one rate is published by the ICE Benchmark Administration Limited, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “Daily LIBOR Rate” shall mean, for each day with respect to any Daily LIBOR Swingline Loan, the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. (London time) on such day and having an advance date of such day and a maturity date of one month for settlement in immediately available funds by leading banks in the London interbank market. Notwithstanding anything to the contrary herein, in no event shall the Daily LIBOR Rate be less than 0%.

1.3    Amendment to Definition of Eurocurrency Rate. The definition of Eurocurrency Rate set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Eurocurrency Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.7(b), (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not published by the ICE Benchmark Administration Limited (or any applicable successor page), then the “Eurocurrency Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an interest period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not published by the ICE Benchmark Administration Limited (or any applicable successor page) then the “Eurocurrency Rate” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination. Notwithstanding anything to the contrary herein, in no event shall the Eurocurrency Rate be less than 0%.

1.4    Amendment to Definition of Permitted Acquisition. Subclause (x) appearing in clause (ii) of the definition of Permitted Acquisition set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(x) the Consolidated Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 and

1.5    Amendment to Definition of Pro Forma Basis. The first sentence of the definition of Pro Forma Basis set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in Section 1.3) the applicable Pricing Level under the definition of “Applicable Percentage” and the Consolidated Total Leverage Ratio, and for purposes of determining compliance with each of the financial covenants set forth in Section 7.10, that any transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a) or (b), as appropriate.

1.6    Amendment to Definition of Pro Forma Compliance Certificate. The definition of Pro Forma Compliance Certificate set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Pro Forma Compliance Certificate” means a certificate of the chief financial officer (or its equivalent) of the Borrower delivered to the Administrative Agent in connection with (i) any Incremental Loan pursuant to Section 2.10, (ii) any Permitted Acquisition, (iii) any Indebtedness permitted to be incurred pursuant to Sections 8.1(j) and (k) and (iv) any Restricted Payment referenced in Section 8.12, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio (in the case of transactions described by clauses (i), (iii) and (iv), above) and the Consolidated Total Net Leverage Ratio (in the case of transactions described by clause (ii), above) each as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a) or (b), as appropriate.

1.7    Amendment to Definition of Swingline Committed Amount. The reference to “$75,000,000” appearing in clause (a) of the definition of “Swingline Committed Amount” set forth in Section 1.1 of the Credit Agreement is hereby amended to read “$30,000,000”.

1.8    New Section 1.5. A new Section 1.5 is hereby added to the Credit Agreement to read as follows:

1.5    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.9    Amendments to Section 2.1(a). The reference to “FIVE HUNDRED MILLION DOLLARS ($500,000,000)” contained in clause (i) of the proviso appearing in Section 2.1(a) of the Credit Agreement is hereby amended to read “TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000)”.

1.10    Amendments to Section 2.1(c). The reference to “TEN MILLION DOLLARS ($10,000,000)” contained in clause (i) of the proviso appearing in Section 2.1(a) of the Credit Agreement is hereby amended to read “FIVE MILLION DOLLARS ($5,000,000)”.

1.11    Amendment to Section 2.10. Subclause (B) appearing in the proviso contained in Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(B)    the Administrative Agent and the Lenders shall have received from the Borrower a Pro Forma Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that (1) the Consolidated Total Leverage Ratio is less than or equal to 4.50 to 1.00 and (2) the Borrower is in compliance with the financial covenants set forth in Section 7.10 based on the financial statements most recently delivered pursuant to Section 7.1(a) or 7.1(b), as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

1.12    Amendment to Section 3.7. Section 3.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.7 Limitation on Eurocurrency Rate Loans.

(a) Circumstances Affecting Availability. Unless and until a Benchmark Replacement is implemented in accordance with clause (b) below, if on or prior to the first day of any Interest Period for any Eurocurrency Rate Loan:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market arising after the Closing Date, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(ii)the Required Lenders determine (which determination shall be conclusive absent manifest error) and notify the Administrative Agent that the Eurocurrency Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurocurrency Rate Loans for such Interest Period (other than any such determination based on Taxes);

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurocurrency Rate Loans, continue Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans.

(b)	Effect of Benchmark Transition Event.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurocurrency Rate and/or Daily LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurocurrency Rate and/or Daily LIBOR Rate with a Benchmark Replacement pursuant to this Section 3.7(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.7(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.7(b).

(iv)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Loan or Daily LIBOR Swingline Loan, or conversion to or continuation of a Eurocurrency Rate Loan, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the Eurocurrency Rate will not be used in any determination of the Base Rate.

1.13    Amendment to Section 7.10. Clause (a) set forth in Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Consolidated Total Net Leverage Ratio. As of the end of each fiscal quarter of the Borrower, the Consolidated Total Net Leverage Ratio shall be less than or equal to 4.50:1.0.

1.14    Amendment to Section 8.1. The second subclause (ii) contained in Section 8.1(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii)    the Borrower has delivered a Pro Forma Compliance Certificate to the Administrative Agent demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that (A) the Consolidated Total Leverage Ratio is less than or equal to 4.50 to 1.00 and (B) the Credit Parties are in compliance with the financial covenants set forth in Section 7.10

1.15    Amendments to Section 8.12. The language “the Borrower is in compliance with the financial covenants set forth in Section 7.10 after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment were made on the first day of the last applicable measurement period described in Section 7.10” appearing in subclause (y) of clauses (b), (e), (f) and (g) contained in Section 8.12 of the Credit Agreement is hereby amended to read (i) with respect to Section 8.12(b), “the Consolidated Total Leverage Ratio is less than or equal to 4.25 to 1.00, and the Borrower is in compliance with the financial covenants set forth in Section 7.10 after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment were made on the first day of the last applicable measurement period described in Section 7.10” and (ii) with respect to Sections 8.12(e), (f) and (g), “the Consolidated Total Leverage Ratio is less than or equal to 4.50 to 1.00, and the Borrower is in compliance with the financial covenants set forth in Section 7.10 after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment were made on the first day of the last applicable measurement period described in Section 7.10”.

1.16    New Section 11.20. A new Section 11.20 is hereby added to the Credit Agreement to read as follows:

11.20 Acknowledgement Regarding any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

1.17    Amendment to Schedule 2.1. From and after the Effective Date (as defined below), Schedule 2.1 attached as Exhibit A to this Amendment shall replace the existing Schedule 2.1 to the Credit Agreement. No other Schedules or Exhibits to the Credit Agreement shall be modified or otherwise affected.

1.18    Commitments. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Aggregate Revolving Committed Amount (as in effect prior to the date hereof) shall be reduced by an aggregate principal amount equal to $250,000,000. Each of the parties hereto agrees that, after giving effect to this Amendment, the revised Revolving Commitment and Revolving Commitment Percentage of each Lender (as of the Effective Date) shall be as set forth on Exhibit A attached hereto. In connection with this Amendment, the outstanding Revolving Loans and participation interests in existing Swingline Loans and Letters of Credit shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees) among the

Lenders of the Revolving Loans as necessary such that, after giving effect to reduction of the Aggregate Revolving Committed Amount as contemplated by this Amendment, each Lender will hold Loans based on its Revolving Commitment (after giving effect to such reduction). The Borrower shall be responsible for any costs arising under Section 3.12 of the Credit Agreement resulting from such reallocation and repayments. The Administrative Agent and the Required Lenders hereby waive any notice requirements set forth in Section 3.3 of the Credit Agreement in connection with the reduction of the Aggregate Revolving Committed Amount as set forth herein. If, after giving effect to this Amendment, (a) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (b) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount or (c) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, then the Borrower shall immediately make payment on the Loans and/or to a cash collateral account in respect of LOC Obligations in an amount necessary to eliminate such excess in accordance with Section 3.4(b) of the Credit Agreement.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Effective Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Required Lenders and the Administrative Agent.

(b)    No Default. No Default or Event of Default exists as of the Effective Date and after giving effect to the transactions contemplated hereby.

(c)    Representations and Warranties. The representations and warranties contained in Section 6 of the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the Effective Date, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on the Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).

(d)    Fees and Expenses.

(i)    The Administrative Agent shall have received from the Borrower, for the account of each Lender that executes and delivers a signature page to the Administrative Agent at or before 5 p.m. (New York City time) on December 12, 2019 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to five (5) basis points of the aggregate Commitments of all such Consenting Lenders by 5 p.m. (New York City time) on such date. Such fee shall be deemed fully earned by the Consenting Lenders upon the execution and delivery of this Amendment by the Borrower and the Consenting Lenders, and shall be paid to each Consenting Lender in accordance with its Revolving Commitment Percentage.

(ii)    The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with this Amendment and King &

Spalding LLP shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization, or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)    The representations and warranties set forth in Section 6 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on and as of the date hereof (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

3.3    Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement as amended by this Amendment and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement as so amended applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4    Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5    Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.6    Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto relating to the subject matter hereof and thereof and supersede all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

3.7    Counterparts; Telecopy. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.8    No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.9    GOVERNING LAW. THIS AMENDMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402.

3.10    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.11    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 11.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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CREE, INC.
FOURTH AMENDMENT

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	CREE, INC.,
a North Carolina corporation

	By:	/s/ Neill P. Reynolds
	Name:	Neill P. Reynolds
	Title:	Executive Vice President and
Chief Financial Officer

CREE, INC.
FOURTH AMENDMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
in its capacity as Administrative Agent, Issuing Lender,
Swingline Lender and as a Lender

	By:	/s/ Michael Pugsley
	Name:	Michael Pugsley
	Title:	Senior Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	BMO Harris Bank, N.A.,
in its capacity as a Lender

	By:	/s/ Jeff LaRue
	Name:	Jeff LaRue
	Title:	Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	PNC BANK, NATIONAL ASSOCIATION,
in its capacity as a Lender

	By:	/s/ Walter A. Martz
	Name:	Walter A. Martz
	Title:	Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	TRUST BANK, as successor by merger to SunTrust Bank,
in its capacity as a Lender

	By:	/s/ Katie Lundin
	Name:	Katie Lundin
	Title:	Director

CREE, INC.
FOURTH AMENDMENT

LENDERS	U.S. Bank National Association,
in its capacity as a Lender

	By:	/s/ Lukas Coleman
	Name:	Lukas Coleman
	Title:	Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	BANK OF AMERICA N.A.,
in its capacity as a Lender

	By:	/s/ Thomas M. Paulk
	Name:	Thomas M. Paulk
	Title:	Senior Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	Citibank, N.A.,
in its capacity as a Lender

	By:	/s/ Jim Cahow
	Name:	Jim Cahow
	Title:	Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	FIRST HORIZON BANK,
in its capacity as a Lender

	By:	/s/ Michael Privette
	Name:	Michael Privette
	Title:	Vice President

CREE, INC.
FOURTH AMENDMENT

LENDERS	JPMORGAN CHASE BANK, N.A.,
in its capacity as a Lender

	By:	/s/ Maria Riaz
	Name:	MARIA RIAZ
	Title:	VICE PRESIDENT

EXHIBIT A

Schedule 2.1

Commitments

Lender	Revolving Committed Amount	Revolving Commitment Percentage
Wells Fargo Bank, National Association	$45,000,000	18.0%

BMO Harris Bank, N.A.	$37,500,000	15.0%

PNC Bank National Association	$37,500,000	15.0%

SunTrust Bank	$37,500,000	15.0%

U.S. Bank National Association	$37,500,000	15.0%

Bank of America, N.A.	$17,500,000	7.0%

Citibank, N.A.	$17,500,000	7.0%

First Horizon Bank	$10,000,000	4.0%

JPMorgan Chase Bank, N.A.	$10,000,000	4.0%

Total	$250,000,000	100.0%